EXHIBIT 99.1

Macro Housing Depositor Major Metro Housing Trusts Declare Final Distributions

Madison, NJ, January 4, 2010 – Macro Housing Depositor LLC today announced the final distributions payable as a result of the liquidation of the MacroShares Major Metro Housing Up (UMM) and MacroShares Major Metro Housing Down (DMM) trusts.

The last day of trading for UMM and DMM was December 28, 2009, and all distributions will be paid on January 6, 2010 to shareholders of record as of December 31, 2009. The table below summarizes the breakdown of the distributions at liquidation for UMM and DMM.

Symbol	Fund Name	Record Date	Payable Date	Final Underlying Value	Final Liquidation Payment
UMM	MacroShares Major Metro Housing Up Trust	12/31/09	1/6/10	$ 21.866890	$ 21.866890
DMM	MacroShares Major Metro Housing Down Trust	12/31/09	1/6/10	$ 24.950060	$ 24.950060

For additional information, shareholders of these securities may call MacroMarkets at 888-Macros1 x 200 or 973-889-1973 x200.

Press Contact Information:
Diane Masucci

973-889-1973 x103

DMasucci@MacroMarkets.com

Macro Housing Depositor, LLC is a Delaware limited liability company and is acting as the depositor for the MacroShares Major Metro Housing Up and Down trusts.  A registration statement (including prospectus) has been filed with the Securities and Exchange Commission (SEC) for the offering to which this communication relates.   You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Macro Housing Depositor, LLC, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request by calling toll-free (888) Macros1 extension 200 or 973-889-1973.  You may also request a copy of the prospectus by accessing the MacroShares website at www.MacroShares.com.

Important Risks

Additional Information about MacroShares Major Metro Housing trusts can be found at www.macroshares.com.

14 Main Street • Madison, NJ • 07960

1-888-Macros1 • www.macromarkets.com